Exhibit 99.D(7)

                        CONTRACTUAL FEE WAIVER AGREEMENT

AGREEMENT made this 15th day of March, 2001, by and between Oak Associates Funds, a Massachusetts business trust (the "Trust"), and Oak Associates, ltd. (the "Adviser") (together, the "Parties").

The Adviser hereby agrees to waive its fee and/or reimburse expenses to the extent necessary to limit the total operating expenses at the following levels for a period of one year from the date of this Agreement for each of the following fund:

Fund                                            Total Operating Expenses
--------------------------------------------------------------------------------

Live Oak Health Sciences Fund                   1.00%

The Trust acknowledges that the Adviser may engage in brokerage transactions using Fund assets with brokers who agree to pay a portion of the Fund's expenses, and that the Adviser's guarantee of Fund expense ratios takes into account these expense-limiting agreements.

This Agreement shall be renewable at the end of each one year period for an additional one year period upon the written agreement of the parties hereto.

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed as of the day and year first written above.



OAK ASSOCIATES FUNDS                            OAK ASSOCIATES, LTD.

By: /s/ Leslie Manna                            By: /s/ Jim Oelschlager

Name:   Leslie Manna                            Name:   Jim Oelschlager

Title: Assistant Secretary                      Title: CIO, President